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                                   SCHEDULE C
                          (to the Services Agreement)

                               Additional Charges

1.  Additional Volume Charges

    (a) General. NEW TRUSTCO shall pay an Additional Volume charge in the event that the volume of any benchmark described below during a Contract Year exceeds the then current baseline for that benchmark, as determined in the manner set forth herein.

    (b) Definitions. For purposes hereof, the following terms shall have the meanings set forth below:

         (i) "Accounts" shall mean Deposit Accounts, Deposit Accounts With Reconciliation Services, Investment Advisory Accounts, Loan Accounts, Tax Accounts and/or Trust Accounts. The Accounts of the participant in a Replacement Joint Venture referred to in Schedule H to the Agreement shall be treated as NEW TRUSTCO customer accounts for purposes of the calculation of Additional Volume Charges if such accounts are being serviced by Chase under the Agreement.

         (ii) "AMG" shall mean the Asset Management Group of UST (prior to the commencement Date) or NEW TRUSTCO (on or after the Commencement
                Date), as applicable.

         (iii)  * * * *

         (iv) "Book Entry Transactions" shall mean the primary transactions and secondary transactions described in Attachment 1 to this Schedule C which are executed on behalf of AMG or CTG customers.

         (v) "Check Issuances" shall mean the number of checks rendered by Chase in connection with NEW TRUSTCO or its Affiliates serving as the paying agent for bond and equity issues.


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         (vi)   "Corporate Systems" shall mean all Applications Software
                operated for the benefit of UST (prior to the Commencement
                Date), NEW TRUSTCO (on or after the Commencement Date) or their Affiliates in the test and production environments other than AMS, GTAS and banking systems.

         (vii) "Corporate Systems CPU Hours" shall mean the aggregate number of Data Center mainframe host CPU hours utilized during any relevant period in operating Corporate Systems in the test and production environments, but not including any Systems Overhead.

         (viii) "Corporate Systems DASD" shall mean the average daily number of gigabytes of DASD during any relevant period that is connected to Data Center mainframe host CPUs and is allocated to Corporate Systems in the test and production environments, but not including any Systems Overhead. Allocations of DASD by Chase shall at all times be reasonable in amount.

         (ix) "CTG" shall mean the Corporate Trust Group of UST (prior to the Commencement Date) or NEW TRUSTCO (on or after the Commencement
                Date), as applicable.

         (x) "Deposit Accounts" shall mean deposit accounts of customers of UST (prior to the Commencement Date), NEW TRUSTCO (on or after the Commencement Date) or their Affiliates, as applicable, for which the bank operations services described in Article III of the Services Schedule are performed. The term "Deposit Accounts" shall not include any Deposit Accounts With Reconciliation Services.

         (xi) "Deposit Accounts With Reconciliation Services" shall mean accounts for which UST (prior to the Commencement Date), NEW TRUSTCO (on or after the Commencement Date) or their Affiliates provide reconciliation of checks issued and compare to checks paid.

        (xii)   * * * *

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         (xiii)  * * * *


         (xiv)   * * * *


         (xv) "Investment Advisory Accounts" shall mean accounts of customers of UST (prior to the Commencement Date), NEW TRUSTCO (on or after the Commencement Date) or their Affiliates, as applicable, which are maintained on AMS but for which the custody of the assets in such accounts is not with UST or NEW TRUSTCO.

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         (xvi)  "Loan Accounts" shall mean loan accounts of customers of UST
                (prior to the Commencement Date), NEW TRUSTCO (on or after the Commencement Date) or their Affiliates, as applicable, for which the bank operations services described in Article III of the Services Schedule are performed.

         (xvii) "Systems Overhead" shall mean computer resource usage attributable to (i) systems overhead or system level work (including without limitation resources used for operating systems and system utilities), (ii) monitoring or measuring system performance or computer resource usage, or (iii) reruns due to Chase error.

         (xviii)"Tax Accounts" shall mean accounts of customers of UST (prior to the Commencement Date), NEW TRUSTCO (on or after the Commencement Date) or their Affiliates, as applicable, which are maintained on AMS by the Tax Department of UST, NEW TRUSTCO or their Affiliates, as applicable, and contain customer information.

         (xix)    * * * *


         (xx) "Trust Accounts" shall mean accounts of customers with AMG or CTG for which the securities processing services described in
                Article II of the Services Schedule are performed, but not including any Tax Accounts, Investment Advisory Accounts, inactive accounts (i.e., accounts for which a customer has terminated its business relationship with UST, NEW TRUSTCO or their Affiliates, but the accounts have not been closed) or closed accounts of AMG or CTG customers. For purposes of this Schedule C, the number of Trust Accounts shall include only active accounts.

    (c)  * * * *
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    (d)  * * * *


    (e)  * * * *

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    (f)  * * * *


    (g)  * * * *


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    (h)   * * * *

         (i) Reporting. Chase shall track all benchmark volumes each month and provide to NEW TRUSTCO a detailed report of such volumes within thirty (30) days after the end of each month.

    (j)  Payments of Additional Volume Charges.

         (i) NEW TRUSTCO shall make two payments of Additional Volume Charges (if any) each Contract Year: (A) an interim payment which is based on the first six months of benchmark volumes during the Contract Year (the "Interim Payment"), and (B) a final payment which is based on the full twelve months of benchmark volumes (the "Final Payment").

         (ii)   * * * *

         (iii) Notwithstanding the foregoing, the Interim Payment of Additional Volume Charges for Global Transactions Dollar Amount for the first Contract Year only shall be determined as follows: (A) the baseline for Global Transactions Dollar Amount for the first six months of the Contract Year shall be 105% of the average monthly Global Transactions Dollar Amount during the first six months of the first Contract Year; and (B) if the actual Global Transactions Dollar Amount during any of the first six months following the Commencement Date exceeds the monthly average baseline for that category, such excess amounts for each such month shall be added together and such sum shall be the amount of the Interim Payment for Global Transactions Dollar Amount for the first Contract Year.


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         (iv)   The amount of the Final Payment each Contract Year shall equal
                (A) the total combined amount of Additional Volume Charges for all benchmarks based on volumes for the full twelve months of the Contract Year, less (B) the amount of the Interim Payment. If the amount of the Interim Payment exceeds the amount determined under item (A) above, then Chase shall refund the difference to NEW TRUSTCO within forty-five (45) days after the end of the Contract Year. Invoices of Additional Volume Charges shall be due and payable by NEW TRUSTCO within thirty (30) days after receipt by NEW TRUSTCO.

2. New Services and Products: In the event that NEW TRUSTCO requests Chase to provide a service or product described in Section 3.1(a)(ii) of the Agreement (a "New Service"), the Parties' obligations with respect to such New Service will be as follows:

   (a) Chase will quote to NEW TRUSTCO a charge for such New Service which is commercially reasonable. Chase will not charge NEW TRUSTCO for any New Service requested by NEW TRUSTCO which it typically offers its similar customers without additional charge. If Chase does not typically offer its similar customers such New Service without charge at the time NEW TRUSTCO requests such New Service, but subsequently offers such New Service to its similar customers without additional charge, Chase shall so notify NEW TRUSTCO in writing and thereafter make such New Service available to NEW TRUSTCO without additional charge.

   (b) Charges for a custody or banking New Service will reflect **** for such New Service. Chase will not separately charge for computer resources used to provide custody and banking New Services; Chase's costs for such resources will be recovered through its charges for the New Services.

   (c) NEW TRUSTCO, upon receipt of Chase's quote, may then elect to have CHASE perform the New Service, and the charges under this Agreement will be adjusted, if appropriate, to reflect such New Service. If NEW TRUSTCO so elects, such New Services shall then be deemed "Services" and shall be subject to the provisions of this Agreement.

   (d) Subject to Section 3.1(c) of the Agreement, NEW TRUSTCO may elect to solicit and receive bids from third parties to perform such New Service. If NEW TRUSTCO elects such third party services, CHASE shall cooperate with those third parties as described in Section 3.7 of the Agreement.

   (e) If the Services evolve or are supplemented and enhanced over time such as by changes made which keep pace with technological advancements or improvements in the methods of delivering services or otherwise during the Term, the Parties acknowledge that these evolutionary changes will not be deemed to result in New Services.


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    (f)  If NEW TRUSTCO's request for a New Service includes a request for Chase to correspondingly reduce or eliminate Services it is providing, such New Service will be considered a "Replacement Service." In such event, the Parties shall determine the resources and expenses required to provide the Replacement Services, including implementation and on-going support, and the reduction in resources and expenses related to the Services being replaced. The net increase or decrease in resources and expenses will be the basis on which Chase will quote a price to NEW TRUSTCO for Replacement Service. This provision shall not require Chase to reduce the Fixed Fee or the Supplemental Fee.

3. Additional Charges for Certain Accounts: Subject to Section 7 of the Post Closing Covenants Agreement, Chase will be compensated for Services provided in respect of accounts established by NEW TRUSTCO after the Commencement Date for any corporation, trust (other than a Family Trust as defined in the Post Closing Covenants Agreement), foundation client, including such accounts that are part of a Family (as defined in the Post Closing Covenants Agreement) or Family Office (as defined in the Post Closing Covenants Agreement) relationship, ****. The preceding sentence is not intended to apply to non-institutional Family Office or individual accounts. None of the accounts described in this Section, or transactions executed on behalf of those accounts, shall be counted in determining the Additional Volume Charges under Section 1 of this Schedule C.

4. Acquisitions. In the event that NEW TRUSTCO or any Affiliate of NEW TRUSTCO (including its parent NEW HOLDINGS) directly or indirectly acquires a corporation or other entity or affiliated group of corporations or other entities that is engaged in the Processing Business as defined in the Contribution Agreement (an "Acquired Person") and the revenues earned from the Processing Business by such Acquired Person during the twelve month period ending on the last day of the month immediately preceding the month of such acquisition **** Chase shall be compensated for all Services provided to such Acquired Person (or its successor-in-interest) with respect to the Processing Business****.

5. No Double Payments. Notwithstanding any provision to the contrary in this Schedule, in no event shall NEW TRUSTCO be required to pay twice for the same services (e.g., once as part of the Fixed Fee and again as part of the Additional Volume Charges or a charge for New Services). In the event that any provision of the Agreement (including this Schedule) produces such a result, the Parties shall negotiate in good faith an equitable adjustment to the provisions hereof to remedy such situation.

6. Material Errors. If Chase discovers a material error in its assessment of work it will actually be required to perform in providing the Services under this Agreement within thirty (30) calendar days after the Commencement Date, Chase shall so notify NEW TRUSTCO not later than 30 calendar days after the Commencement Date and the Parties will negotiate in good faith an equitable adjustment to the unit rates of the Additional Volume Charges. No adjustment shall be made to the Fixed Fee or the Supplemental Fee

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**** This section has been omitted and will be filed separately with the
     Securities and Exchange Commission to receive confidential treatment pursuant to Rule 24b-2.


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    pursuant to this Section. Chase acknowledges that it has reviewed and taken into account the description of Services set forth in the Services Schedule and the volume statistics and other information set forth in Attachment 4 to this Schedule C in making its assessment of the work it will actually be required to perform in providing the Services.

7. Measurement of Volume Statistics. UST has provided Chase with a copy of the program which UST uses as of the date of this Agreement to track and capture volume statistics relating to the Additional Volume Charges and which was used to generate the volume statistics in Attachment 4. The Parties will continue to use this program during the Term to capture volume statistics and compute Investment Advisory Accounts, Tax Accounts, Trust Accounts and Transactions (but not Global Transactions, Global Asset Dollar Value Amount, Deposit Accounts, Deposit Accounts With Reconciliation Services, Loan Accounts or Check Issuances) for purposes of determining the amount of any Additional Volume Charges relating to such Accounts and Transactions. The Parties will not make any changes to this program unless mutually agreed to in writing by both Parties. The Parties will use the systems of M&I Data Services to count the number of Deposit Accounts, Deposit Accounts With Reconciliation Services and Loan Accounts, and GTAS to count the number of Check Issuances.


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